ELIZABETH ARDEN LOGO


FOR IMMEDIATE RELEASE

                        ELIZABETH ARDEN, INC. ANNOUNCES
                     FIRST QUARTER RESULTS FOR FISCAL 2006

       ~ Results In Line with Expectations; Net Sales Increased 7.2% ~
                ~ Board Approves Share Repurchase Program ~
-----------------------------------------------------------------------------
      New York, New York (November 3, 2005) -- Elizabeth Arden, Inc.
(NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the first fiscal quarter ended September 30, 2005.

FIRST QUARTER RESULTS

      Net sales increased 7.2% to $227.4 million for the three months ended September 30, 2005, from $212.2 million in the comparable period of the prior year. The sales growth was driven by the launch of the fantasy Britney Spears fragrance in U.S. department stores and the Elizabeth Arden after five fragrance into international markets, as well as greater shipments of fragrances, including the curious Britney Spears fragrance, to mass retailers. Excluding the favorable impact of foreign currency translation, net sales increased 6.2%.

      Gross margin, which was 39.2% for the quarter, was affected primarily by weak sales performance and higher returns provisions for retailers in Western Europe and secondarily, by a weak performing gift-with-purchase program for the Elizabeth Arden brand in North American department stores. Marketing and advertising costs increased due to the launch of the fantasy Britney Spears fragrance, higher royalties for the Britney Spears fragrances and to support the launch of PREVAGE(TM) in the second fiscal quarter.

      In line with previously announced expectations, net income was $1.9 million, or $0.06 per diluted share, excluding the impact of FAS 123R, Share-Based Payment," of $1.4 million before taxes, compared to $4.8 million, or $0.16 per diluted share, in the same period last year. On a reported basis, net income was $0.9 million, or $0.03 per diluted share.

      E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Despite a volatile economic environment and decreasing consumer confidence, we are pleased with the sales growth and product launches during the first quarter. The fantasy Britney Spears fragrance, which was launched into U.S. department stores in September, is off to a strong start and currently ranks as the number one or two fragrance launch with most retailers. We exceeded our retail launch plans and have significant promotional programs for both Britney Spears fragrances planned for the season. We expect to exceed retailer expectations this quarter as well. The launch of PREVAGE(TM), the breakthrough anti-aging treatment, is scheduled to begin shipping to U.S. department stores this month and globally in the third and fourth fiscal quarters. Based on the enthusiastic retailer reception and continued success in the dermatology market for PREVAGE MD(TM), we are optimistic that PREVAGE(TM) will dramatically improve the Elizabeth Arden skin care business globally."

      Mr. Beattie continued, "An area that has been and continues to be challenging is the developed markets of Western Europe. While our expectations for the year assumed a degree of softness in that market, consumer spending continues to be extremely depressed, and, therefore, we are projecting a weaker holiday selling season in Western Europe than we had originally planned. This, along with increased returns provisions and reduced replenishment associated with the accelerated door closings resulting from the Federated Department Store and The May Department Stores Company merger, is expected to reduce EBITDA by approximately $5 million to $7 million. Accordingly, we are revising our second quarter and full year guidance."

      "At the same time, the rest of our business overall is performing as we had expected. Our business with mass retailers is performing well and most international markets outside of Western Europe are performing at or better than we had planned. This, along with our innovation and global launch schedule, including the launch of the fantasy Britney Spears fragrance and PREVAGE(TM) on a global basis and the Daytona 500 fragrance introduction in the U.S. in the second half of the fiscal year, gives us the confidence in our original expectations for the back half of the year, and that we expect to be able to offset any impact caused by declining consumer confidence and high energy prices on consumer spending," Mr. Beattie added.

STOCK REPURCHASE PLAN

      The Company also announced that, in connection with its expectations for record free cash flow(1) generation of $65 million to $75 million (this represents $90 million to $100 million of cash flow from operations less $25 million of gross capital expenditures) for the fiscal year, its Board of Directors has authorized a share repurchase program for the repurchase of up to $40 million of its common stock. See below for a definition of free cash flow. The repurchase is expected to continue through March 31, 2007 and will commence immediately. The Company intends to repurchase shares from time to time in the open market at prevailing market prices or in private transactions.

      Separately, based on improved operating performance, the Company has executed an amendment to its asset-based revolving credit facility to, among other things, extend the maturity date of the credit facility from June 30, 2009 to December 31, 2010, lower the interest rate charged on borrowings by 50 basis points and generally provide the Company more financial flexibility.

(1) Free cash flow is a non-generally accepted accounting principle ("non-GAAP") measure defined as cash flow from operations less gross capital expenditures. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's intended use of cash flow generation. The presentation of free cash flow is not meant to be considered in isolation or as a substitute for cash flow from operations in accordance with GAAP. Free cash flow may not be comparable to those of other entities, as not all companies and analysts calculate this non-GAAP measure in the same manner.

OUTLOOK

      Effective July 1, 2005, the Company adopted FAS 123R "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Under this pronouncement, the Company has elected to apply the standard prospectively, and prior year results have not been restated. The earnings guidance, consistent with prior disclosure, includes a pre-tax charge of approximately $1.4 million, or $0.03 per diluted share, for the second quarter of fiscal 2006 and a pre-tax charge of $5.7 million, or $0.13 per diluted share, for the full fiscal year.

      With respect to the second quarter, as a result of the factors mentioned above, the Company currently anticipates net sales of $340 million to $350 million, representing a 5% to 8% increase over the prior year. Foreign currency translation is estimated to negatively impact net sales growth by approximately 1%. Reported earnings per diluted share are currently estimated to range between $1.06 and $1.11. Excluding the stock compensation expense mentioned above, earnings per diluted share are expected to range between $1.09 and $1.14. See table below for reconciliation to earnings per diluted share estimate in accordance with GAAP.

      For the full fiscal year, the Company is updating its expectations to reflect the revised guidance for the second fiscal quarter and currently anticipates annual net sales to increase 6.5% to 8% to $980 million to $995 million. Foreign currency translation is estimated to negatively impact net sales growth by approximately 1%. Reported earnings per diluted share are expected to range between $1.20 and $1.26. Excluding the stock compensation expense mentioned above, earnings per diluted share are expected to range between $1.33 and $1.39. Both of the preceding earnings estimates exclude the debt extinguishment charge the Company expects to incur of $0.5 million, or $0.01 per diluted share, related to the early retirement of the $8.8 million of 11 3/4% Senior Notes due 2011 that are callable in February 2006. See table below for reconciliation to earnings per diluted share estimate in accordance with GAAP. The earnings estimates do not include any impact from the share repurchase program. The Company expects gross margins for the year and second fiscal quarter to approximate prior year levels.

      The following table sets forth the reconciliation of earnings per diluted share estimate excluding the impact of the adoption of FAS 123R, share-based payment, and debt extinguishment charges to the earnings per diluted share estimate in accordance with GAAP. This information is being provided for comparability purposes so that operating performance is presented on a consistent basis with prior years.


                                           Second Quarter       Full Fiscal Year
                                          ----------------     ------------------
Earnings per diluted share estimate
 excluding FAS 123R and debt
 extinguishment costs                     $ 1.09 to $ 1.14     $ 1.33 to $ 1.39

  Costs associated with the adoption of
   FAS 123R                                (0.03)    (0.03)     (0.13)    (0.13)
                                          ------    ------     ------    ------
Earnings per diluted share estimate
 excluding debt extinguishment costs        1.06 to   1.11       1.20 to   1.26

   Debt extinguishment costs                  --        --      (0.01)    (0.01)
                                          ------    ------     ------    ------
Earnings per diluted share estimate
 per GAAP                                 $ 1.06 to $ 1.11     $ 1.19 to $ 1.25
                                          ======    ======     ======    ======

      The Company is on track with its inventory reduction programs and is comfortable with its expectations for free cash flow of $65 million to $75 million for the full fiscal year.

CONFERENCE CALL INFORMATION

      The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until November 17, 2005.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the fragrance brands of Elizabeth Arden: Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the fragrance brands of Elizabeth Taylor: White Diamonds, Passion and Forever Elizabeth; the fragrances brands of Britney Spears: curious and fantasy; and the fragrances White Shoulders, Geoffrey Beene's Grey Flannel, the Halston brands, Halston and Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; PREVAGE(TM) anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:           Marcey Becker, Senior Vice President, Finance
                           (203) 462-5809


Investor/Press Contact:    Cara O'Brien/Melissa Merrill
                           Financial Dynamics
                           (212) 850-5000

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                    ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                 (Unaudited)
            (In thousands, except percentages and per share data)
                                                    Quarter Ended
                                             September 30,    September 30,
                                                 2005             2004
                                             -------------    -------------
      Net Sales                              $    227,378     $     212,156
      Cost of Sales                               138,312           122,645
                                             ------------     -------------
      Gross Profit                                 89,066            89,511
      Gross Profit Percentage (a)                    39.2%             42.2%

      Selling, General and Administrative
       Expenses                                    76,392            70,959
      Depreciation and Amortization                 5,272             5,533
                                             ------------     -------------
      Total Operating Expenses                     81,664            76,492

      Interest Expense, Net                         6,114             5,985

      Income Before Income Taxes                    1,288             7,034
      Provision for Income Taxes                      393             2,251
                                             ------------     -------------
      Net Income                                      895             4,783

      As reported:
      -----------
        Basic Income Per Share               $       0.03     $        0.17
        Diluted Income Per Share             $       0.03     $        0.16

        EBITDA (b)                           $     12,674     $      18,552

      Adjusted before giving effect to
       the adoption of FAS 123R:
       Stock-based compensation: (c)
      --------------------------------
        Net Income                           $      1,877     $       4,783

        Basic Income Per Share               $       0.07     $        0.17
        Diluted Income Per Share             $       0.06     $        0.16

        EBITDA (b)                           $     14,093     $      18,552

        (a)  Based on the percentage of net sales for the periods.

        (b) EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income
        (loss) (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

        The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to

        EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

                                                    Three Months Ended
           In thousands)                      ------------------------------
                                              September 30,    September 30,
                                                  2005             2004
                                              -------------    -------------
           Net income                         $         895    $       4,783
           Plus:
            Provision for income taxes                  393            2,251
            Interest expense                          6,114            5,985
            Depreciation and amortization             5,272            5,533
                                              -------------    -------------
           EBITDA                                    12,674           18,552
           Impact of adopting FAS 123R,
            Stock-based compensation                  1,419               --
                                              -------------    -------------
           EBITDA excluding charges           $      14,093    $      18,552
                                              =============    =============

       (c) The following tables reconcile the calculation of net income per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of adopting FAS 123R, "Share-based payment", net of taxes. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance for comparability purposes and on a consistent basis without regard to the impact of adopting FAS 123R, "Share-based payment". The presentation of the non-GAAP information titled "Net income per share as adjusted, before giving effect to the adoption of FAS 123R, "Share-based payment", net of taxes" or "Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, "Share-based payment", net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.


                      [Remainder of Page Intentionally Left Blank]

(In thousands, except per share data)                      Three Months Ended
                                                     ------------------------------
                                                     September 30,    September 30,
                                                         2005             2004
                                                     -------------    -------------
As reported:
-----------
Basic
 Net income as reported                              $         895    $       4,783
                                                     =============    =============
 Weighted average shares outstanding as reported            28,574           27,340
                                                     =============    =============
   Net income per basic share as reported            $        0.03    $        0.17
                                                     =============    =============
Diluted
 Net income as reported                              $         895    $       4,783
                                                     =============    =============
 Weighted average shares and potential dilutive
  shares as reported                                        29,948           29,598
                                                     =============    =============
   Net income per diluted share as reported          $        0.03    $        0.16
                                                     =============    =============

Adjusted before giving effect to the adoption of
 FAS 123R, Share-based payment, net of taxes
------------------------------------------------
Basic
 Net income as reported                              $         895    $       4,783
 Impact of adopting FAS 123R, share-based
  payment, net of taxes                                        982               --
                                                     -------------    -------------
   Net income attributable to common
   shareholders as adjusted, before giving effect
   to the adoption of FAS 123R, share-based
   payment, net of taxes                             $       1,877    $       4,783
                                                     =============    =============
 Weighted average shares outstanding as reported            28,574           27,340
                                                     =============    =============
   Net income per share as adjusted, before giving
   effect to the adoption of FAS 123R, share-
   based payment, net of taxes                       $        0.07    $        0.17
                                                     =============    =============
Diluted
 Net income as reported                              $         895    $       4,783
 Impact of adopting FAS 123R, share-based
  payment, net of taxes                                        982               --
                                                     -------------    -------------
   Net income as adjusted, before giving effect to
    the adoption of FAS 123R, share-based
    payments, net of taxes                           $       1,877    $       4,783
                                                     =============    =============
 Weighted average shares and potential dilutive
  shares as reported                                        29,948           29,598
                                                     =============    =============

   Net income per diluted share as adjusted, before
    giving effect to the adoption of FAS 123R,
    share-based payment, net of taxes                $        0.06    $        0.16
                                                     =============    =============

                    ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)
                                (In thousands)
                                   September 30,    June 30,   September 30,
                                       2005           2005         2004
                                   -------------   ---------   -------------
Cash                               $      26,245   $  25,316   $      20,532
Accounts Receivable, Net                 219,117     149,965         188,701
Inventories                              300,941     273,343         303,987
Property and Equipment, Net               31,342      29,184          36,390
Exclusive Brand Licenses,
 Trademarks and Intangibles, Net         186,987     186,527         189,977
Total Assets                             815,965     719,897         787,126
Short-Term Debt                          123,300      47,700         152,000
Current Liabilities                      310,290     219,484         341,728
Long-Term Liabilities                    240,479     241,213         236,779
Total Debt                               357,102     281,502         385,802
Shareholders' Equity                     265,196     259,200         208,619
Working Capital                          278,611     275,628         202,078